SEVERANCE PROTECTION AGREEMENT


THIS AGREEMENT made as of the ___ day of ________________, by and between the "Company" (as hereinafter defined) and _____________________ (the
"Executive").

WHEREAS, the Board of Directors of the Company (the
"Board") recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive's employment is terminated as a result of, or in connection with, a Change in Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Term of Agreement. This Agreement shall commence as of October 1, 1994 and shall continue in effect until October 1, 1996; provided, however, that the term of this Agreement shall not expire prior to the expiration of 24 months after the occurrence of a Change in Control.

2.   Definitions.

2.1  Accrued Compensation.  For purposes of this
Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" (as hereinafter defined) but not paid as of the Termination Date including (i) base salary and (ii) vacation pay.

2.2  Base Amount.  For purposes of this Agreement,
"Base Amount" shall mean the Executive's annual base salary in effect as of the date of this Agreement, determined without regard to any salary reduction elections made by the Executive.

2.3 Cause. For purposes of this Agreement, a termination of employment is for "Cause" if the Executive has been convicted of a felony or the Executive (a) failed substantially to perform reasonably assigned duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness), or (b) engaged in conduct in connection with his or her employment which is dishonest, fraudulent or unlawful or which constitutes gross negligence or willful misconduct and which results in economic harm to the Company.

2.4 Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the
"Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the
"1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule
13d-3 promulgated under the 1934 Act) of twenty percent
(20%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control
Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company
(a "Subsidiary"), (2) the Company or any Subsidiary, or
(3) any Person in connection with a "Non-Control
Transaction" (as hereinafter defined).

(b) The individuals who, as of October 1, 1994, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election
Contest or Proxy Contest; or

(c)  Approval by stockholders of the Company of:

(1) A merger, consolidation or reorganization involving the Company; unless

(i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(ii) the individuals who were members of the Incumbent
Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving
Corporation or the ultimate parent of the Surviving
Corporation, and

(iii)     no Person (other than the Company, any
Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting
Securities) has Beneficial Ownership of twenty percent
(20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities, and

(iv) a transaction described in clauses (i) through
(iii) shall herein be referred to as a "Non-Control
Transaction";

(2) A complete liquidation or dissolution of the Company; or

(3) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person
(the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding
Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial
Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting
Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.5 Company. For purposes of this Agreement, the "Company" shall mean Healthtrust, Inc. - The Hospital
Company.

2.6  Disability.  For purposes of this Agreement,
"Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his or her duties with the Company for a period of one hundred twenty (120) consecutive days and the Executive has not returned to his or her full time employment prior to the Termination Date as stated in the "Notice of Termination" (as hereinafter defined).

2.7  Good Reason.  (a) For purposes of this Agreement,
"Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (1) through (4) hereof:

(1) a significant adverse change in the Executive's duties or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control, it being understood that the failure of the Executive to have duties or responsibilities for the consolidated enterprise after the Change in Control comparable to those in effect immediately prior to the Change in Control shall constitute a significant adverse change in duties or responsibilities;

(2) a material reduction in the Executive's base salary;

(3) the failure by the Company to provide employee benefits to the Executive which are comparable to those provided to similarly situated employees of the Company or its ultimate parent corporation;

(4) the relocation of the Executive's office at which he or she is to perform his or her duties, to a location more than fifty (50) miles from the location at which the Executive performed his or her duties immediately prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with his or her business travel obligations prior to the Change in Control;

(b) The Executive must notify the Company within thirty (30) days of the occurrence of an event or condition he or she believes constitutes "Good Reason" and such event will not constitute Good Reason for purposes of this Agreement if the Company, within a reasonable period of time not to exceed thirty (30) days after receipt of such notice, cures or remedies the event or condition identified in such notice.

2.8 Notice of Termination. For purposes of this Agreement, following a Change in Control, "Notice of Termination" shall mean a written notice of termination of the Executive's employment which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

2.9 Successors and Assigns. For purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

2.10 Termination Date.  For purposes of this Agreement,
"Termination Date" shall mean in the case of the Executive's death, his or her date of death, in the case of Good Reason, the last day of his or her employment (which shall not be more than five (5) days after the date the Notice of Termination is delivered), and in all other cases, the date specified in the Notice of Termination.

3.   Termination of Employment.

3.1 If, during the term of this Agreement, the Executive's employment with the Company and its affiliates shall be terminated within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

(a) If the Executive's employment with the Company and its affiliates shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive's death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation.

(b) If the Executive's employment with the Company and its affiliates shall be terminated for any reason other than as specified in Section 3.1(a), the Executive shall be entitled to the following:

(i)  the Company shall pay the Executive all Accrued
Compensation;

(ii) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to [one, two or three, as the case may be] times the Executive's Base Amount;

(iii) the Company shall maintain in full force and effect for the benefit of the Executive and the Executive's dependents and beneficiaries, at the Company's expense (less the amount such individual would have paid for such coverage had his or her employment not terminated) until the earlier of (A) the expiration of 18 months following the Termination Date or (B) the effective date of the Executive's coverage under a medical benefit plan of a new employer (which is comparable in the aggregate to coverage under the Company's medical benefit plan), all medical insurance, under plans and programs in which the Executive and/or the Executive's dependents and beneficiaries participated immediately prior to the Termination Date, provided that continued participation is possible under the general terms and provisions of such plans and programs. If participation in any such plan or program is barred, the Company shall arrange at its own expense
(less the amount such individual would have paid for such coverage had his or her employment not terminated) to provide the Executive with benefits substantially similar to those which he or she was entitled to receive under such plans and programs;

(iv) the Company shall pay a pro rata bonus for the fiscal year of employment in which the Termination Date occurs, which shall equal the product obtained by multiplying the Executive's target bonus percentage for such year by (A) the monthly Base Salary rate in effect at the Termination Date and (B) the number of complete and partial calendar months that have elapsed in the fiscal year through the Termination Date; provided, however, that notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement
(such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax
(the "Excise Tax") imposed under Section 4999 of the
Internal Revenue Code of 1986, as amended (the "Code"), the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitation in the preceding sentence, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Executive's Termination Date.

(c) The amounts provided for in Sections 3.1(a) and 3.1(b)(i), (ii) and (iv) shall be paid in a single lump sum cash payment within fifteen (15) days after the Executive's Termination Date (or earlier, if required by applicable law).

(d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3.1(b)(iii).

(e) The severance pay and benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled.

4.   Notice of Termination.  Following a Change in
Control, any purported termination of the Executive's employment by the Company and/or the Employer shall be communicated by Notice of Termination to the Executive.

5.   Successors; Binding Agreement.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

6. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her principal place of employment in accordance with the commercial rules of the American Arbitration
Association then in effect. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. The Company shall pay any fees and expenses associated with the arbitration, including the reasonable fees and disbursements of the Executive's attorney. Any determination by such panel of arbitrators shall be consistent with the provisions of this Agreement as set forth herein.

7. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Davidson County in the State of Tennessee.

10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

HEALTHTRUST, INC. - THE HOSPITAL COMPANY



By:___________________________
                            Name:
Title:



ATTEST:



______________________________
                              [Name]

Schedule to Exhibit 10.11
Form of Severance Protection Agreement


          The following are the differences in the Severance Protection Agreements authorized to be executed with the Company's executive officers:

Executive                     Section 3.1(b)(ii)

R. Clayton McWhorter     The Company shall pay the W.
Hudson Connery, Jr.      Executive as severance pay
Michael A. Koban, Jr.    and in lieu of any further
Richard E. Francis, Jr.  compensation for periods
Kenneth C. Donahey       subsequent to the Termination
Philip D. Wheeler        Date, in a single payment an
                         amount in cash equal to three
                         times the Executive's Base
                         Amount.



Clifford G. Adlerz       The Company shall pay the
O. Ernest Bacon          Executive as severance pay
Yolanda D. Chesley       and in lieu of any further
James M. Fleetwood, Jr.  compensation for periods
William L. Hough         subsequent to the Termination
Jone Law Koford          Date, in a single payment an
Robert M. Martin         amount in cash equal to two
Dana C. McLendon, Jr.    times the Executive's Base
R. Parker Sherrill       Amount.
David L. Smith
Robert A. Vraciu
Kent H. Wallace